Investor Contact:

Reid Cox

Director of Investor Relations

& Business Development

(209) 926-3417

rcox@pacwest.com

Pac-West Telecomm to Appeal Nasdaq Delisting Determination

    Received notification of potential delisting action by the Nasdaq Stock Market
    Requested hearing to present plan to regain compliance with minimum bid price requirement

Stockton, CA - May 19, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced that it has received a Nasdaq Staff Determination indicating the company has failed to comply with the minimum bid price requirement of $1.00 a share as set forth in Marketplace Rule 4310(c)(4) for continued listing on the Nasdaq SmallCap Market, and is therefore subject to delisting.

The company has appealed this determination, and has requested a hearing before a Nasdaq Listing Qualifications Panel. Pac-West's common stock will remain listed on the Nasdaq SmallCap Market pending a decision from the Nasdaq Listing Qualifications Panel.

At the hearing, the company intends to present its plan to regain compliance with the minimum bid price requirement, which could include, among other things, a reverse share split to be submitted to a vote of its shareholders. As set forth in Pac-West's 2003 annual proxy statement, which was mailed to shareholders of record on or about April 27, 2003, the company will be submitting to a vote of its shareholders at its annual meeting to be held on June 9, 2003 a proposition to amend its articles of incorporation to give effect to a reverse share split. If approved by the company's board of directors and shareholders and subsequently implemented, the reverse share split is intended to cause the market price of its shares to be equal or above $2.00 per share, which is above the minimum bid price requirement of $1.00 per share. However, even if a reverse share split were approved and implemented by the company's board of directors and shareholders, there can be no assurances that the stock price will remain above the minimum bid requirement of $1.00 or that the Listing Panel will grant the company's request for continued listing.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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